Exhibit 99.1
NEWS RELEASE
Achaogen Reports Fourth Quarter and Full Year 2015 Financial Results and Provides Corporate Update
-- Commenced Pivotal Phase 3 EPIC Study of Plazomicin in Complicated Urinary Tract Infections; Continue to Expect Top-Line Data and NDA Submission in the Second Half of 2017 --
-- Reduced Enrollment Target of Phase 3 CARE Study of Plazomicin in CRE Infections; Expect Top-Line Data from CARE in the Second Half of 2017 --
-- Conference Call Today at 8:30 a.m. Eastern Time --
South San Francisco, Calif., Mar. 15, 2016 - Achaogen, Inc. (NASDAQ: AKAO), a clinical-stage biopharmaceutical company developing novel antibacterials addressing multi-drug resistant (MDR) gram-negative infections, today reported financial results for the fourth quarter and year ended December 31, 2015, and also provided an update on its corporate and clinical development activities.
"We are pleased with the progress of the clinical development of plazomicin, highlighted by the successful start and early enrollment trajectory of the pivotal Phase 3 EPIC trial in cUTI," said Kenneth Hillan, Achaogen's Chief Executive Officer. "Looking ahead, we are focused on achieving our clinical trial enrollment goals for plazomicin, and we now expect top-line data from both EPIC and CARE, as well as the submission of a plazomicin NDA, in the second half of 2017."
Recent Highlights
Plazomicin - The Company’s lead product candidate is being developed to treat serious bacterial infections due to MDR Enterobacteriaceae, including carbapenem-resistant Enterobacteriaceae (CRE), and is currently being evaluated in two Phase 3 clinical trials. The EPIC (Evaluating plazomicin in cUTI) study is expected to serve as a single pivotal trial supporting a New Drug Application (NDA) for plazomicin in the United States.

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Commenced the Phase 3 EPIC study in patients with complicated urinary tract infections (cUTI) including acute pyelonephritis (AP), which is expected to enroll 530 patients; clinical site initiations and patient enrollment into the study are progressing as planned and top-line data is expected in the second half of 2017.

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Continued to enroll patients in the CARE (Combating Antibiotic Resistant Enterobacteriaceae) study, a Phase 3 clinical trial in patients with serious bacterial infections due to CRE. Commenced enrollment into Cohort 2 of CARE, a single-arm cohort that enables enrollment of patients with confirmed CRE who are not eligible for the randomized study arms (Cohort 1), including patients with cUTI. The Company plans to present early data from the plazomicin treatment arm of Cohort 2 during 2016.

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Announced plan to end enrollment in the CARE study in 2017 at the same time that total enrollment in the EPIC study is achieved, and the Company now expects to enroll up to 100 patients in CARE. CARE study results are expected to be submitted as supportive data with the EPIC NDA submission.

•	The Company announced it intends to present the data from the CARE study at medical meetings and to submit such data for full publication when available.

•	Completed physician market research that supports plazomicin’s potential to address a significant unmet need in CRE with a labeled indication of cUTI.

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Continued to receive funding for the Phase 3 CARE study from the Biomedical Advanced Research and Development Authority (BARDA), an agency of the U.S. Department of Health and Human Services; the committed amount remaining in BARDA funding is $26.7 million through November 2017, with the potential for additional funding under a remaining contract option.

Pseudomonas and Acinetobacter Discovery and Development Programs - Beyond the Company’s plazomicin program, the research and early development teams are focused on discovering novel medicines for serious infections caused by MDR pathogens including Acinetobacter baumannii and Pseudomonas aeruginosa.

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LpxC inhibitors: The Company is pursuing an advanced series of compounds that are active against Pseudomonas aeruginosa, supported by up to $5 million in funding from a contract with National Institute of Allergy and Infectious Diseases (NIAID). The Company’s goal is to nominate a clinical candidate from its LpxC research program in 2016 and to file an Investigational New Drug (IND) application in 2017.

•	Antibacterial monoclonal antibodies: The Company’s innovative antibody discovery platform aims to generate antibodies that can treat infections caused by MDR gram-negative pathogens.
Fourth Quarter and Full Year 2015 Financial Results
Unrestricted cash, cash equivalents and short-term investments totaled $58.7 million at December 31, 2015 compared to $63.7 million at December 31, 2014; the decrease was a result of operating losses, which were offset by the borrowings of $15.0 million under the loan agreement announced during the third quarter, as well as net proceeds of $1.3 million from the sale of our common stock under our At-the-Market equity offering program.
Contract revenue totaled $4.7 million for the fourth quarter of 2015 compared to $4.3 million for the comparable quarter of 2014. Contract revenue for the year ended December 31, 2015 was $26.1 million compared to $20.0 million for the year ended December 31, 2014. The increase in 2015 contract revenue was primarily due to a $7.1 million settlement with the Defense Threat Reduction Agency (DTRA), a division of the US Department of Defense, related to a research and development contract. Achaogen derived all of its revenue from funding provided under U.S. government contracts in connection with the research and development of product candidates.
Research and development expenses were $12.3 million for the three months ended December 31, 2015 compared to $6.6 million reported for the comparable quarter in 2014. Research and development expenses for the year ended December 31, 2015 were $40.2 million compared to $30.1 million for the year ended December 31, 2014. The increase in 2015 research and development expense was primarily attributable to increased program costs associated with the Phase 3 EPIC study, higher personnel-related expenses, as well as increased costs related to non-plazomicin research programs. These increases were partially offset by a decrease in a one-time plazomicin development milestone license fee that was incurred in 2014.
General and administrative expenses were $3.3 million for the three months ended December 31, 2015 compared to $2.5 million for the comparable quarter in 2014. General and administrative expenses for the year ended December 31, 2015 were $12.4 million compared to $9.6 million for the year ended December 31, 2014. The increase in 2015 general and administrative expenses was primarily attributable to higher personnel-related expenses and professional fees.
Net loss for the fourth quarter of 2015 was $11.3 million, or $0.61 per share, compared to a net loss of $4.9 million, or $0.27 per share, for the fourth quarter of 2014. For the year ended December 31, 2015, net loss was $27.1 million, or $1.49 per share, compared to a net loss of $20.2 million, or $1.42 per share, for the year ended December 31, 2014.
At December 31, 2015, there were approximately 18.4 million common shares outstanding.
Conference Call
The Company will host a conference call today, March 15, 2016 at 8:30 a.m. Eastern Time / 5:30 a.m. Pacific Time. To participate by telephone, please dial 888-427-9376 (Domestic) or 719-325-2420 (International). The conference ID number is 3561455. A live and archived audio webcast can be accessed through the Investors section of the Company's website at www.achaogen.com. The archived audio webcast will remain available on the Company's website for 30 days following the conference call.
Forward-Looking Statements
This press release contains forward-looking statements. All statements other than statements of historical facts contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, Achaogen’s expectations regarding (i) the enrollment and success of Achaogen’s ongoing Phase 3 EPIC trial and Phase 3 CARE trial, including the expected number of subjects to be enrolled in such trials, (ii) the expectation that the Phase 3 EPIC trial will serve as a single pivotal trial supporting an NDA for plazomicin, (iii) the timing for completion of Achaogen’s Phase 3 trials and submission of an NDA to the U.S. Food and Drug Administration, (iv) the plans to present early data from the plazomicin treatment arm in Cohort 2 of the Phase 3 CARE study in 2016, (v) the inclusion of data from the Phase 3 CARE trial to support the potential plazomicin NDA, (vi) plans to present the data from the CARE study at medical meetings and to submit such data for full publication when available, (vii) the potential for additional funding for the development of plazomicin from BARDA, and (viii) the goal to nominate a clinical candidate from the Company’s LpxC research programs in 2016 and to file an IND application in 2017. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause Achaogen's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the preclinical and clinical development process; specific risks related to the ongoing Phase 3 EPIC trial and Phase 3 CARE trial, including the lack of a prior clinical trial in patients with CRE infections and challenges in enrolling an adequate number of patients with rare infections; the risk of failure to successfully validate, develop and obtain regulatory clearance or approval for the in vitro diagnostic (IVD) assay for plazomicin; the risks and uncertainties of the regulatory approval process; the risks and uncertainties of commercialization and gaining market acceptance; the risk that bacteria may evolve resistance to plazomicin; risks and uncertainties as to Achaogen's ability to raise additional capital to support the development of plazomicin and its other programs; uncertainties regarding the availability of adequate third-party coverage and reimbursement for newly approved products; Achaogen's reliance on third parties to conduct certain preclinical studies and all of its clinical trials; Achaogen's reliance on third-party contract manufacturing organizations to manufacture and supply its product candidates and certain raw materials used in the production thereof; Achaogen's dependence on its President and Chief Executive Officer; risks and uncertainties related to the acceptance of government funding for certain of Achaogen's programs, including the risk that BARDA could terminate Achaogen's contract for the funding of the plazomicin development program; risk of third party claims alleging infringement of patents and proprietary rights or seeking to invalidate Achaogen's patents or proprietary rights; and the risk that Achaogen's proprietary rights may be insufficient to protect its technologies and product candidates. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Achaogen's business in general, see Achaogen's current and future reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Achaogen does not plan to publicly update or revise any forward-looking statements contained in this press release, whether as a result of any new information, future events, changed circumstances or otherwise.
About Achaogen
Achaogen is a clinical-stage biopharmaceutical company passionately committed to the discovery, development, and commercialization of novel antibacterials to treat MDR gram-negative infections. Achaogen is developing plazomicin, Achaogen’s lead product candidate, for the treatment of serious bacterial infections due to MDR Enterobacteriaceae, including carbapenem-resistant Enterobacteriaceae. Achaogen’s plazomicin program is funded in part with Federal funds from the Biomedical Advanced Research and Development Authority, Office of the Assistant Secretary for Preparedness and Response, Office of the Secretary, Department of Health and Human Services, under Contract No. HHSO100201000046C. Plazomicin is the first clinical candidate from Achaogen’s gram-negative antibiotic discovery engine, and Achaogen has other programs in early and late preclinical stages focused on other MDR gram-negative infections. For more information, please visit www.achaogen.com.

Source: Achaogen, Inc.
AKAO-G

Investor Contact:
Hans Vitzthum
212.915.2568
hans@lifesciadvisors.com

Media Contact:
Denise Powell
510.703.9491
denise@redhousecomms.com

NEWS RELEASE

Achaogen, Inc.
Condensed Consolidated Statements of Operations
(In thousands except share and per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Contract revenue	$4,664	$4,259	$26,061	$19,970
Operating expenses
Research and development	12,261	6,632	40,228	30,110
General and administrative	3,287	2,508	12,406	9,646
Total operating expenses	15,548	9,140	52,634	39,756
Loss from operations	(10,884)	(4,881)	(26,573)	(19,786)
Interest expense	(435)	—	(699)	(397)
Other income (expense), net	53	27	179	7
Net loss	$(11,266)	$(4,854)	$(27,093)	$(20,176)
Basic and diluted net loss per common share	$(0.61)	$(0.27)	$(1.49)	$(1.42)
Weighted-average common shares outstanding used to calculate basic and diluted net loss per common share	18,369,078	17,785,923	18,147,986	14,210,098

NEWS RELEASE

Achaogen, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$20,287	$18,881
Short-term investments	38,444	44,798
Contracts receivable	5,039	5,234
Prepaids and other current assets	1,719	520
Total current assets	65,489	69,433
Property and equipment, net	905	725
Restricted cash	127	127
Deposit and other assets	342	37
Total assets	$66,863	$70,322
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,537	$2,122
Accrued liabilities	4,927	3,266
Other current liabilities	225	128
Total current liabilities	8,689	5,516
Loan payable, long-term	14,536	—
Other long-term liabilities	479	193
Total liabilities	23,704	5,709

Stockholders’ equity	43,159	64,613
Total liabilities and stockholders’ equity	$66,863	$70,322